Exhibit 99.1
News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
(314) 994-2717
FOR IMMEDIATE RELEASE
July 25, 2005
Arch Coal, Inc. Reports Second Quarter Results
✓	Revenue increases by 50% to a record $633.8 million vs. 2Q04

✓	Sales volumes increase 31% on a reported basis to 34.6 million tons

✓	Earnings per fully diluted share total $0.03 (or $0.05 excluding special items)

✓	Average realization per ton increases 17% at Powder River Basin operations, 20% at Western Bituminous operations, and 17% at Central Appalachian operations compared to the same period last year

✓	Adjusted EBITDA increases 13% to $73.6 million excluding special items
          Saint Louis — Arch Coal, Inc. (NYSE:ACI) today announced that it had income available to common shareholders of $1.7 million, or $0.03 per fully diluted share, for its second quarter ended June 30, 2005. Excluding special items, Arch had income available to common shareholders of $3.1 million, or $.05 per fully diluted share. In the second quarter of 2004, Arch had income available to common shareholders of $10.7 million, or $0.19 per fully diluted share, excluding special items. (See the table that follows this release for a reconciliation to GAAP numbers.)
          “As previously announced, Arch’s performance during the second quarter was hampered by highly publicized rail disruptions in both the east and the west,” said Steven F. Leer, Arch Coal’s president and chief executive officer. “Those disruptions were most pronounced in the Powder River Basin of Wyoming, where shipments from our Black Thunder mine were reduced by a total of 3.8 million tons and production was curtailed by approximately two million tons.” In total, poor rail performance reduced Arch’s financial results by an estimated $0.35 for the quarter, according to Leer.
          “Our mining operations achieved a solid overall performance,” said John W. Eaves, Arch’s executive vice president and chief operating officer. As expected, the principal exception was the Mingo Logan longwall mine in southern West Virginia, which struggled in April and May as the mine continued to address water-related challenges first encountered following a major longwall move early in 2005. “After an improved performance in June and a good start to July, we are confident that Mingo Logan has overcome these operational challenges,” Eaves said.

          During the second quarter, revenues totaled $633.8 million, compared to $422.8 million during the same period last year. Sales volumes totaled 34.6 million tons, compared to 26.4 million tons during the same period last year as originally reported, or 30.0 million tons reflecting Canyon Fuel on a 100% basis. (Arch accounted for Canyon Fuel on the equity method prior to acquiring the remaining 35% interest in the company in July 2004.) Operating income for the second quarter totaled $21.5 million, compared to $24.9 million in the second quarter of 2004. Adjusted EBITDA totaled $73.6 million, compared to $65.4 million in last year’s second quarter.
          For the six months ended June 30, 2005, income available to common shareholders totaled $19.1 million, or $0.30 per fully diluted share, excluding special items. (See the table that follows this release for a reconciliation to GAAP numbers.) That compares to $19.1 million, or $0.35 per fully diluted share, on a comparable basis for the same period of 2004. Revenues for the first six months totaled $1,234.3 million and coal sales volumes totaled 71.7 million tons, vs. $826.3 million and 52.3 million tons in the comparable period of 2004, or 58.7 million tons reflecting Canyon Fuel on a 100% basis. Operating income for the first six months of 2005 totaled $57.4 million excluding special items, compared to $48.9 million in the same period of 2004 on a comparable basis. Adjusted EBITDA totaled $160.4 million for the first six months excluding special items, compared to $130.0 million for the same period of 2004 on a comparable basis.
Strengthening U.S. Coal Markets
          Coal markets have strengthened significantly since the beginning of the second quarter in response to a growing U.S. economy, hotter than normal summer temperatures and extremely high prices for competing fuels. Quoted spot prices for Powder River Basin coal have risen nearly 70% since 2005 began, and the robust prices in both the Western Bituminous and Central Appalachia regions have once again begun to edge higher as well.
          The major maintenance and repair work currently under way on the joint line rail system in the Powder River Basin is likely to tighten the market still further, according to Leer. Utility stockpiles at the end of June were approximately 15% below the five-year average, according to Arch estimates. “Power generators are likely to see stockpile levels erode still further in coming weeks, with record lows likely by the end of summer,” Leer said. “As a result, we expect unprecedented demand for coal as we enter 2006, with utilities competing aggressively for available tonnage.”
          The summer of 2005 has been approximately 9% warmer than normal, according to the Energy Information Administration. Electric generation is up 1.7% year to date, while coal production has increased 0.8% based on tonnage – and less than that based on total Btus produced.
          Coal consumption is rising most rapidly in the regions of the country most dependent on Powder River Basin coal, according to Arch analysis. The western rail carriers have reported that a number of the power plants on their systems are reaching critically low stockpile levels, and have suggested that those plants evaluate all fuel supply options. “Several Arch customers that generally burn PRB coal exclusively have approached us in recent weeks to inquire about the possible availability of tons in other regions,” Leer said. “Such efforts to find replacement tons are causing the market to tighten further in all regions, and underscore the value of Arch’s multi-regional portfolio of mines in serving the needs of our customer base.”

Sales Contract Agreements
          Arch continues to approach the current market environment in a patient but opportunistic manner, according to Leer. “Our strategy is to layer in attractive new contracts in this rising market environment, while maintaining significant exposure to dynamic U.S. coal markets,” he said.
          Since the beginning of 2005, Arch has reached agreements to ship approximately 20 million tons of PRB coal per year in 2006, 2007 and 2008, at average realized prices 40% to 60% higher than the company’s average realized price for PRB coal during the first half of 2005, factoring in the premium earned for ultra-low-sulfur Black Thunder coal based on current sulfur dioxide emissions allowance prices.
          In the Western Bituminous Region, 2006 spot prices quoted in Argus Coal Daily are between 70% and 90% higher than the average price Arch is currently receiving for its tonnage in Utah and Colorado. In Central Appalachia, 2006 spot prices are approximately 30% to 40% higher than Arch’s current average realization on shipments from that region. With the vast majority of Arch’s existing coal supply agreements scheduled to roll off over the next three years, such a favorable market environment creates significant opportunities for value creation.
          At present, Arch has approximately 35 to 45 million tons of its budgeted production yet-to-be-priced for 2006, and 80 to 90 million tons yet-to-be-priced for 2007.
Regional Analysis and Other Data

	PRB		Central		Western		Total
			App.		Bit.[1]
	2Q 05	2Q 04	2Q 05	2Q 04	2Q 05	2Q 04	2Q 05	2Q 04
Tons sold (in mm)	22.0	17.6	8.0	7.3	4.7	5.0	34.6	30.0
Sales price per ton[2]	$8.11	$6.91	$42.44	$36.21	$19.36	$16.09	$17.52	$15.61
Operating cost per ton[2,3]	$7.39	$6.07	$40.87	$33.37	$13.49	$14.34	$15.91	$14.13
Operating margin per ton	$0.72	$0.85	$1.57	$2.84	$5.87	$1.75	$1.61	$1.49

Note: Per-ton costs have been adjusted to include the effects of amortization of values attributed to coal supply agreements in purchase accounting. Comparable amounts for all quarters beginning Q1 2003 can be found in the investor section of archcoal.com.

(1)	For comparative purposes, Western Bituminous Region (WBIT) data reflect the results of Canyon Fuel Company at 100% in both periods, even though Arch accounted for Canyon Fuel on the equity method until acquiring the remaining 35% of the company on July 31, 2004.

(2)	Per-ton realizations and costs as detailed above exclude transportation costs that are billed to customers. Powder River Basin transportation costs totaled $0.6 million in the second quarter of 2005 and $0.7 million in the second quarter of 2004. Central Appalachia transportation costs totaled $12.1 million in the second quarter of 2005 and $10.1 million in the second quarter of 2004. Western Bituminous transportation costs totaled $14.5 million in the second quarter of 2005 and $13.6 million in the second quarter of 2004.

(3)	Per-ton costs detailed above exclude postretirement medical costs totaling $14.6 million in the second quarter of 2005 and $14.1 million in the second quarter of 2004.

Capital Spending and DD&A (in millions):

	Q2 2005	Q2 2004	YTD 2005	FY 2005 (proj.)
Capital spending	$81.1	$38.2	$139.4	$400-$420
DD&A	$52.1	$36.1	$103.0	$230-$250

Note: Capital spending and DD&A data reflect Arch’s 65% ownership interest in Canyon Fuel Company through July 31, 2004, and its 100% ownership position thereafter.
          During the quarter, Arch made steady progress on the previously announced development of the five-million-ton-per-year Mountain Laurel longwall mine in West Virginia and the three-million-ton-per-year Skyline longwall mine in Utah. Skyline is scheduled to ramp to full production in mid-2006, and Mountain Laurel in the second half of 2007. “With strong demand and limited expansion opportunities in both Central Appalachia and the Western Bituminous Region, we expect excellent rates of return on both of these projects,” Eaves said.
          Arch expects to fund the continuing capital requirements of these expansion projects with available cash, having ended the quarter with a cash balance of approximately $259.4 million.
Looking Ahead
          “Despite ongoing transportation challenges, we are increasingly confident about the long-term prospects for the U.S. coal industry in general, and Arch Coal in particular,” Leer said. “Virtually every major indicator points to an attractive and sustainable U.S. coal market well into the future.”
          Even the railroads’ decision to perform major maintenance on the entire joint line rail system in the Powder River Basin should prove beneficial in the long run, Leer said. “It is absolutely imperative U.S. rail carriers devote the appropriate level of resources and make the necessary investments in infrastructure to support America’s growing demand for coal in the years ahead,” Leer said. “We have been assured by the railroads that the work being done currently will translate into significant improvements in service levels next year – and a more efficient and reliable rail system for many years to come.”
          Arch currently expects full year 2005 earnings to be in the range of $0.75 to $1.25 per share, based on current assumptions about rail performance.
          “Between now and 2008, the vast majority of Arch’s coal supply agreements will expire and reset to market-based pricing, and new low-cost production will come on line for Arch in both the east and west,” Leer said. “We expect these developments to drive progressively stronger earnings and cash flow over that time period, and to create significant new value for our shareholders.”
          A conference call concerning second quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
          Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.
          Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$633,797	$422,778	$1,234,262	$826,268

Costs and expenses
Cost of coal sales	542,073	364,083	1,061,714	712,621
Depreciation, depletion and amortization	52,142	36,080	103,045	72,185
Selling, general and administrative expenses	17,979	11,717	40,255	26,630
Other expenses	12,498	6,853	25,545	12,497

	624,692	418,733	1,230,559	823,933

Other operating income
Income from equity investments	—	5,995	—	9,685
Gain on sale of units of Natural Resource Partners, LP	—	317	—	89,955
Other operating income	12,388	14,513	43,743	29,804

	12,388	20,825	43,743	129,444

Income from operations	21,493	24,870	47,446	131,779

Interest expense, net:
Interest expense	(19,389)	(14,101)	(37,460)	(28,842)
Interest income	1,681	903	3,526	1,613

	(17,708)	(13,198)	(33,934)	(27,229)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(2,066)	(2,066)	(4,133)	(4,132)
Other non-operating income (expense)	455	202	70	373

	(1,611)	(1,864)	(4,063)	(3,759)

Income before income taxes	2,174	9,808	9,449	100,791
(Benefit from) provision for income taxes	(1,300)	(1,300)	(600)	19,700

Net income	3,474	11,108	10,049	81,091
Preferred stock dividends	(1,797)	(1,797)	(3,594)	(3,594)

Net income available to common shareholders	$1,677	$9,311	$6,455	$77,497

Earnings per common share
Basic earnings per common share	$0.03	$0.17	$0.10	$1.43
Diluted earnings per common share	$0.03	$0.17	$0.10	$1.31

Weighted average shares outstanding
Basic	63,494	54,582	63,140	54,206
Diluted	64,520	55,550	64,158	62,021

Dividends declared per common share	$0.0800	$0.0800	$0.1600	$0.1375

Adjusted EBITDA (A)	$73,635	$65,413	$150,491	$212,817

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$259,382	$323,167
Trade receivables	243,306	180,902
Other receivables	19,674	34,407
Inventories	135,782	119,893
Prepaid royalties	6,913	12,995
Deferred income taxes	24,789	33,933
Other	27,317	25,560

Total current assets	717,163	730,857

Property, plant and equipment, net	2,065,591	2,033,200

Other assets
Prepaid royalties	105,641	87,285
Goodwill	36,132	37,381
Deferred income taxes	252,934	241,226
Other	104,979	126,586

	499,686	492,478

Total assets	$3,282,440	$3,256,535

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$162,043	$148,014
Accrued expenses	224,624	217,216
Current portion of debt	5,008	9,824

Total current liabilities	391,675	375,054
Long-term debt	974,045	1,001,323
Accrued postretirement benefits other than pension	395,500	380,424
Asset retirement obligations	182,103	179,965
Accrued workers’ compensation	76,242	82,446
Other noncurrent liabilities	142,090	157,497

Total liabilities	2,161,655	2,176,709

Stockholders’ equity
Preferred stock	29	29
Common stock	643	631
Paid-in capital	1,319,289	1,280,513
Retained deficit	(169,965)	(166,273)
Unearned compensation	(4,508)	(1,830)
Treasury stock, at cost	(5,047)	(5,047)
Accumulated other comprehensive loss	(19,656)	(28,197)

Total stockholders’ equity	1,120,785	1,079,826

Total liabilities and stockholders’ equity	$3,282,440	$3,256,535

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	June 30,
	2005	2004
	(Unaudited)
Operating activities
Net income	$10,049	$81,091
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	103,045	72,185
Prepaid royalties expensed	10,687	7,853
Accretion on asset retirement obligations	7,475	5,893
Net gain on disposition of assets	(20,103)	(607)
Gain on sale of units of Natural Resource Partners, LP	—	(89,955)
Income from equity investments	—	(9,685)
Net distributions from equity investments	—	(2,739)
Other nonoperating expense	4,063	3,759
Changes in:
Receivables	(47,371)	(40,495)
Inventories	(15,889)	(13,399)
Accounts payable and accrued expenses	21,521	2,417
Income taxes	2,515	4,729
Accrued postretirement benefits other than pension	15,076	11,625
Asset retirement obligations	(5,338)	(4,542)
Accrued workers’ compensation benefits	(6,204)	95
Federal income tax receipts	14,701	—
Other	34	(8,243)

Cash provided by operating activities	94,261	19,982

Investing activities
Capital expenditures	(139,355)	(69,132)
Proceeds from sale of units of Natural Resource Partners, LP	—	105,365
Proceeds from dispositions of property, plant and equipment	20,395	1,010
Additions to prepaid royalties	(22,961)	(22,663)

Cash (used in) provided by investing activities	(141,921)	14,580

Financing activities
Net payments on revolver and lines of credit	(31,411)	—
Payments on long-term debt	—	(6,300)
Deferred financing costs	(2,298)	(1,160)
Dividends paid	(13,741)	(11,062)
Proceeds from sale of common stock	31,325	25,719

Cash (used in) provided by financing activities	(16,125)	7,197

(Decrease) increase in cash and cash equivalents	(63,785)	41,759
Cash and cash equivalents, beginning of period	323,167	254,541

Cash and cash equivalents, end of period	$259,382	$296,300

Canyon Fuel Company cash flow information (for Arch Coal’s 65% ownership percentage through July 31, 2004)
Depreciation, depletion and amortization	—	8,853
Additions to property, plant and equipment	—	(5,164)

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA and Adjusted EBITDA Excluding Special Items:
(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$3,474	$11,108	$10,049	$81,091
(Benefit from) provision for income taxes	(1,300)	(1,300)	(600)	19,700
Interest expense, net	17,708	13,198	33,934	27,229
Depreciation, depletion and amortization — Arch Coal, Inc.	52,142	36,080	103,045	72,185
DD&A — Equity interest in Canyon Fuel Company, LLC	—	4,463	—	8,853
Expenses from early debt extinguishment and other nonoperating	1,611	1,864	4,063	3,759

Adjusted EBITDA	$73,635	$65,413	$150,491	$212,817

Adjusted EBITDA Excluding Special Items

Adjusted EBITDA	$73,635	$65,413	$150,491	$212,817

Gain on sale of units of Natural Resource Partners, L.P.	—	(317)	—	(89,955)
Long-term incentive compensation plan expense	—	—	9,937	5,003
Severance costs related to Skyline idling	—	—	—	2,110

Adjusted EBITDA excluding special items	$73,635	$65,096	$160,428	$129,975

Operating Income Excluding Special Items:

Operating income	$21,493	$24,870	$47,446	$131,779

Gain on sale of units of Natural Resource Partners, L.P.	—	(317)	—	(89,955)
Long-term incentive compensation plan expense	—	—	9,937	5,003
Severance costs related to Skyline idling	—	—	—	2,110

Operating income excluding special items	$21,493	$24,553	$57,383	$48,937

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$3,474	$11,108	$10,049	$81,091
Preferred stock dividends (for periods where preferred shares are assumed to be converted)	(1,797)	(1,797)	(3,594)	(3,594)

Net income available to common shareholders	$1,677	$9,311	$6,455	$77,497

Other non-operating expense	1,611	1,864	4,063	3,759
Gain on sale of units of Natural Resource Partners, L.P.	—	(317)	—	(89,955)
Long-term incentive compensation plan expense	—	—	9,937	5,003
Severance costs related to Skyline idling	—	—	—	2,110
Tax impact of the excluded items	(161)	(110)	(1,400)	20,718

Net income available to common shareholders excluding special items	$3,127	$10,748	$19,055	$19,132

Fully diluted shares outstanding	64,520	55,550	64,158	62,021
Adjustment to exclude impact of convertible preferred shares that would not be dilutive	—	—	—	(6,896)

Fully diluted shares outstanding	64,520	55,550	64,158	55,125

Earnings per fully diluted common share excluding special items	$0.05	$0.19	$0.30	$0.35

Note: Payout under the company’s long-term incentive compensation plan that was triggered in March 2005 when Arch’s common stock achieved an average closing price of $40 or more during a period of 20 consecutive trading days. The current plan does not provide for additional payouts of this type in the future.

Arch Western Resources, LLC
Condensed Financial Information
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Tons sold	25,718	18,572	53,634	36,475

Coal sales revenues	$274,700	$141,773	$552,116	$281,621

Income from operations	39,937	20,482	79,332	33,989

Net income	22,079	8,022	48,150	8,944

Adjusted EBITDA	64,254	41,705	129,167	76,237

Capital Expenditures	20,048	13,661	41,963	30,613

	June 30	December 31
	2005	2004
	(Unaudited)
Receivable from Arch Coal, Inc.	$724,052	$677,934

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Reconciliation of net income to adjusted EBITDA

Net income	$22,079	$8,022	$48,150	$8,944
Interest expense, net	6,720	9,073	13,929	18,270
Depreciation, depletion and amortization — Arch Western Resources	24,316	16,759	49,835	33,395
DD&A — Equity interest in Canyon Fuel Company, LLC	—	4,463	—	8,853
Other nonoperating expense	3,388	3,388	6,775	6,775
Minority interest	7,751	—	10,478	—

Adjusted EBITDA (A)	$64,254	$41,705	$129,167	$76,237

(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); expenses resulting from early extinguishment of debt; mark-to-market adjustments in the value of derivative instruments; and the minority interest that Arch Western Resources holds in Canyon Fuel (Arch Coal, Inc. owns the remaining 35% as of July 31, 2004).

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table above shows how we calculate Adjusted EBITDA.